                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the reference to our firm under the caption "Experts" in Amendment No. 3 to the registration statement (Form S-3 No. 333-114147) and related prospectus of Brush Engineered Materials Inc. for the registration of shares of its common stock and to the inclusion of our report dated January 28, 2004 and incorporation by reference therein of our reports dated January 28, 2004 and March 9, 2004, with respect to the consolidated financial statements and schedule, respectively, of Brush Engineered Materials Inc. incorporated by reference and included in its Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

                                             /s/ Ernst & Young LLP


Cleveland, Ohio
June 18, 2004